ELITE PHARMACEUTICALS ANNOUNCES FDA APPROVAL FOR GENERIC
PHENTERMINE HCL TABLETS

NORTHVALE, N.J. – February 4, 2011 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) announced today the approval of an Abbreviated New Drug Application (ANDA) for phentermine HCl 37.5 mg tablets by the U.S. Food and Drug Administration (FDA).  The phentermine HCl tablets are the generic equivalent of the Adipex-P® 37.5 mg tablets.  The product and its equivalents had annual sales of approximately $40 million in 2010 and there are currently six other approved generic manufacturers plus the innovator.  On September 16, 2010, Elite had previously announced the acquisition of the ANDA for this generic product from Epic Pharma LLC (“Epic”).  The ANDA approval was granted under Epic Pharma’s name and transfer of the ANDA into Elite’s name will begin immediately.

Also previously disclosed on September 16, 2010, this product was part of a license agreement and a manufacturing and supply agreement (together the “Agreements”) with Precision Dose, Inc. (Precision Dose) which has a wholly owned subsidiary, TAGI Pharma, Inc. (“TAGI Pharma”) which will distribute the product.  Pursuant to the previously disclosed Agreements, TAGI Pharma will market and sell this product and Elite will manufacture the product.  Elite will receive a milestone payment upon shipment of the first product to Precision Dose and Elite will receive a percentage of the gross profit, as defined in the License Agreement, and earned by TAGI Pharma as a result of sales of the products.  The license fee is payable monthly for the term of the License Agreement.

“Elite currently manufactures Lodrane 24® and Lodrane 24D® which are marketed by our partner, ECR Pharmaceuticals, for allergy treatment, and in addition to this phentermine product, we expect to launch two additional products this year that will be marketed by TAGI.  Collectively, these products will allow the company to fully realize the implementation of the business plan that was put in place to turn the company into a profitable operational company,” commented Jerry Treppel, Chairman and CEO.

About TAGI Pharma, Inc.

TAGI Pharma was launched by Precision Dose in 2010 as a specialty pharmaceutical company focused on the Retail Market Segment. A key component of TAGI Pharma’s strategy is the leveraging of its sales and distribution core competencies with the formation of strategic partnerships with product development and manufacturing companies such as Elite. The phentermine HCL 37.5 mg product represents the first of these initiatives, and we expect an additional five product launches in the next six months.  As the company sources products through development, acquisition and licensing opportunities, key areas of focus will be in the tablet, capsule and injectable dosage formats, with an emphasis on controlled substances, where there are additional barriers to entry. TAGI Pharma is located in South Beloit, Illinois, and additional information can be obtained from its website www.tagipharma.com.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and manufactures oral, controlled-release products using proprietary technology. Elite's strategy includes the development of life cycle management products to lengthen the franchise life of drug products facing patent expiration, the development of controlled-release formulations of existing products to improve their clinical profile, and the development of generic versions of controlled-release brand drug products with high barriers to entry.  Elite developed and manufactures for its partner, ECR Pharmaceuticals, Lodrane 24® and Lodrane 24D®, a non-sedating antihistamine for the treatment of allergy symptoms. The company recently purchased, and expects to soon launch three approved generic products.   In addition, Elite has a pipeline of additional generic and branded drug candidates under active development.   Two of the branded products under active development are ELI-216, an abuse resistant oxycodone product, and ELI-154, a once-a-day oxycodone product.   Elite conducts research, development and manufacturing in its facility in Northvale, New Jersey.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com